UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 21, 2005

Citrix Systems, Inc.

(Exact name of registrant as specified in charter)

Delaware	0-27084	75-2275152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

851 West Cypress Creek Road

Fort Lauderdale, Florida 33309

(Address of Principal Executive Offices) (Zip Code)

(954) 267-3000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Form Address, if Changed Since Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01. Other Events.

Citrix Systems, Inc. today announced that Mark B. Templeton, president and chief executive officer of Citrix, adopted a stock trading plan on December 5, 2005, to exercise and sell a portion of his employee stock options that will expire over approximately the next two years. The plan was established in accordance with the guidelines specified by Rule 10b5-1 under the Securities Exchange Act of 1934, as well as the company’s policies with respect to sales of shares held by insiders.

Under the plan, Mr. Templeton may exercise and sell up to 250,000 options on a quarterly basis in one or more transactions over approximately a one-year period. A portion of the proceeds will also be used to fund the exercise of an additional 12,000 incentive stock options. Under the terms of the plan, Mr. Templeton will have no discretion or control over the timing or execution of the sales. The transactions under Mr. Templeton’s plan will commence in January 2006 and appropriate filings reporting the sales will be made with the Securities and Exchange Commission when sales are completed under the trading plan.

Rule 10b5-1 allows officers and directors to adopt written, prearranged stock trading plans when they do not possess material,

non-public information. Once the plan is set up, trades may be executed based on prearranged instructions or the application of a formula determined at the time the plan was established.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITRIX SYSTEMS, INC.

Date:  December 21, 2005

By:  /s/    David J. Henshall

        David J. Henshall

        Senior Vice President and

        Chief Financial Officer